Exhibit 99.1

BioPlus Acquisition Corp. Announces Pricing of Upsized $200,000,000 Initial Public Offering

New York, NY, Dec. 02, 2021 (GLOBE NEWSWIRE) — BioPlus Acquisition Corp. (the “Company”) announced today that it priced its upsized initial public offering of 20,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, Friday, December 3, 2021, under the ticker symbol “BIOSU”. Each unit consists one of the Company’s Class A ordinary shares and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BIOS” and “BIOSW,” respectively.

The Company is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the life sciences industry. The Company is led by Chief Executive Officer and Chief Financial Officer, Ross Haghighat, and Chairman of the Board and Chief Business Officer, Jonathan Rigby. Cantor Fitzgerald & Co. is acting as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on December 2, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the closing of the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Ross Haghighat

Jonathan Rigby

BioPlus Acquisition Corp.

info@bioplusspac.com